Exhibit 99.1

NEWS RELEASE

For: IMMEDIATE RELEASE

Contact: CHARLES S. HOWARD, PRESIDENT or DAVID A. MEINERT, EVP & CFO

Date: APRIL 21, 2006

MIDWESTONE FINANCIAL GROUP, INC.

REPORTS INCREASED FIRST QUARTER 2006 EARNINGS

Oskaloosa, Iowa -- MidWestOne Financial Group, Inc. (OSKY) announced that the financial holding company earned $1,919,000, or $.52 basic earnings per share, for the first quarter of 2006. Net income for the first quarter of 2006 increased 11 percent compared with $1,730,000, or $.46 earnings per share basic, for the first quarter of 2005. Diluted earnings per share were $.51 for the first quarter of 2006 compared with $.45 for the first quarter of 2005. The increase in net income for the first quarter of 2006 was primarily due to interest and fees recovered on a loan charged off in a prior period and growth in the Company's loan totals that provided additional interest income.

On January 6, 2006, the Company received the proceeds from the recovery of an agricultural loan that had been charged off in 2001. These proceeds included a loan principal recovery of $901,000 that was credited to the allowance for loan losses, $364,000 in waived interest that was credited to interest income on loans, and $50,000 credited to other loan income for the reimbursement of attorney fees incurred by the Company in 2001. The interest income and fees recovered contributed $.08 per share basic and diluted to the Company's earnings in the first quarter of 2006.

Return on average assets for the first quarter of 2006 was 1.14 percent compared with 1.09 percent in the first quarter of 2005. The return on average shareholders' equity for the first quarter of 2006 improved to 13.12 percent from 12.22 percent for the quarter ended March 31, 2005. Cash dividends paid to shareholders in the first quarter of 2006 were $.17 per share, the same amount paid in each quarter of 2005.

The Company's total interest income for the first quarter of 2006 was $1,510,000, or 15 percent, greater in comparison to the quarter ended March 31, 2005. This increase was primarily the result of the additional interest income on the previously charged-off loan, additional interest income generated by the growth in loan volumes and the effects of higher market interest rates on earning assets. The increase in interest income for the first quarter of 2006 was partially offset by higher interest expense on deposits and borrowed funds. The rising market interest rate environment has resulted in increased rates paid on interest-bearing liabilities. Total interest expense increased $1,009,000, or 29 percent, for the first quarter of 2006, compared to the same period of 2005. Net interest income for the quarter ended March 31, 2006 was $501,000, or 8 percent, greater when compared to the first quarter of 2005. The net interest margin increased to 4.48 percent for the first quarter of 2006, compared to 4.31 percent for the three months ended March 31, 2005. Excluding the additional interest income attributable to the recovery of the prior period loan charge-off, the Company's net interest margin for the first quarter of 2006 was 4.22%.

Total assets of the Company decreased slightly to $673,616,000 as of March 31, 2006 from $676,332,000 on December 31, 2005. Total assets as of March 31, 2006 increased $32,000,000, compared to the March 31, 2005 total of $641,616,000. Total deposits as of March 31, 2006 were $506,422,000, compared with $505,245,000 as of December 31, 2005 and $472,255,000 as of March 31, 2005. The Company continues to focus on deposit growth to fund its loan growth.

The Company's total loans increased $16,782,000, or 4 percent, in the first quarter of 2006. Total loans were $450,219,000 as of March 31, 2006, compared with total loans of $433,437,000 as of December 31, 2005. Growth in loans has come primarily from the Waterloo/Cedar Falls, Iowa market and from the Quad Cities area market. The Company opened its newest office location in Davenport, Iowa in January 2006. Compared to total loans as of March 31, 2005, loans as of March 31, 2006 have increased $45,417,000, or 11 percent. Total loans as a percentage of deposits were 88.9 percent on March 31, 2006, compared with 85.8 percent as of December 31, 2005 and 85.7 percent on March 31, 2005.

Loan pool participations totaled $90,712,000 as of March 31, 2006, compared with $103,570,000 on December 31, 2005 and $96,597,000 on March 31, 2005. The reduction in balance from the December 31, 2005 total is due to collections during the first quarter of 2006. The Company did not acquire any new loan pool participations during the first quarter of 2006. During the first quarter of 2005, loan pool participations totaling $3,684,000 were acquired.

Non-performing loans decreased to $1,452,000 as of March 31, 2006, compared with $3,352,000 as of December 31, 2005 and $2,165,000 as of March 31, 2005. As a percentage of total loans, non-performing loans totaled .32 percent as of March 31, 2006, .77 percent as of December 31, 2005, and .53 percent as of March 31, 2005. Other real estate owned is recorded at the estimated fair value of property held by the Company following foreclosure. Other real estate owned as of March 31, 2006 decreased to $450,000 from the December 31, 2005 total of $2,473,000. During the first quarter of 2006, the Company reduced other real estate owned through the sale and refinancing of a truck stop/convenience store complex that was in the process of foreclosure. The amount carried in other real estate related to this complex was $2,250,000 as of December 31, 2005. The Company did not incur any gain or experience any loss as a result of this situation. Other real estate owned was $385,000 as of March 31, 2005.

The Company did not record a provision for loan losses in the first quarter of 2006 due to the January 6th recovery of the loan previously charged off. During the first quarter of 2005, the Company's provision for loan losses totaled $191,000. As of March 31, 2006, the Company's allowance for loan losses was $5,793,000, which was 1.29 percent of total loans. At December 31, 2005, the allowance for loan losses was $5,011,000, or 1.16 percent of total loans and was $4,906,000 as of March 31, 2005, or 1.21 percent of total loans. During the first quarter of 2006, the Company charged off loans totaling $184,000 and recognized recoveries of loans previously charged off totaling $966,000, which resulted in net loan recoveries for the period of $782,000. During the first quarter of 2005, the Company incurred net loan charge-offs of $30,000.

Noninterest income increased $445,000, or 45 percent, for the quarter ended March 31, 2006 compared with the first quarter of 2005. Deposit service charges, brokerage and insurance commissions, mortgage origination fees and other operating income all increased in the first quarter of 2006, compared with the same period in 2005. Brokerage fees increased as a result of additional sales activity compared to the previous year period. Cook & Son Agency, Inc. was acquired in September 2005, with the additional insurance commission revenue now contributing to noninterest income. During the first quarter of 2006, the Company realized $126,000 in investment security losses, compared with $10,000 in realized losses in the first quarter of 2005. Noninterest expense increased $884,000, or 20 percent, in the first quarter of 2006, compared with the first quarter of 2005. Most of the increase in noninterest expense is attributable to salaries and employee benefit costs. The Company has increased its number of employees with the new Davenport office and the addition of the insurance subsidiary in September 2005, which resulted in higher personnel costs. Other operating expense also was higher, primarily due to expenses related to merging the four bank charters into one bank.

Effective January 1, 2006, the Company consolidated its four subsidiary banks into one charter known as MidWestOne Bank, with headquarters in Oskaloosa, Iowa. All the banks' existing offices were retained. Management believes that the consolidation offers added benefits and conveniences to the bank's customers as well as improving operating efficiencies for the Company in the long-term.

MidWestOne Financial Group, Inc.'s annual meeting of shareholders will be held on April 28, 2006. All of the Company's shareholders are invited to attend the meeting in Oskaloosa at the Elmhurst Country Club at 10:30 AM.

MidWestOne Financial Group, Inc. is a financial holding company headquartered in Oskaloosa, Iowa. The Company's bank subsidiary is MidWestOne Bank with office locations in Oskaloosa, Belle Plaine, Burlington, Davenport, Fairfield, Fort Madison, Hudson, North English, Ottumwa, Pella, Sigourney, Wapello and Waterloo, Iowa. MidWestOne Investment Services, Inc. provides retail brokerage and financial planning services throughout the banking offices of the Company. Cook & Son Agency, Inc. provides personal and business insurance services in Pella, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the Nasdaq National Market System under the symbol "OSKY". The Company's web site can be found at www.midwestonefinancial.com.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause the actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

MIDWESTONE FINANCIAL GROUP
AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY

(unaudited)		QUARTER ENDED
(in thousands, except share & per share data)		MARCH 31,
		2006	2005
Summary of Operations:
Statement of Income:
Interest income (excluding loan pool participations)		$ 8,669	$ 7,012
Interest income and discount on loan pool participations		2,609	2,756
Total interest income		11,278	9,768
Total interest expense		4,488	3,479
Net interest income		6,790	6,289
Provision for loan losses		-	191
Noninterest income		1,439	994
Noninterest expense		5,334	4,450
Income before tax		2,895	2,642
Income tax expense		976	912
Net income		$ 1,919	$ 1,730

Per Share Data:
Net income - basic		$0.52	$0.46
Net income - diluted		$0.51	$0.45
Dividends declared		$0.17	$0.17
Weighted average shares outstanding		3,706,331	3,763,715
Weighted average diluted shares outstanding		3,771,216	3,855,748

Performance Ratios:
Return on average assets		1.14%	1.09%
Return on average equity		13.12%	12.22%
Net interest margin (FTE)		4.48%	4.31%
Net loan (recoveries) charge-offs/average loans		(0.72%)	0.03%

	MARCH 31,		December 31,
	2006	2005	2005
Selected Balance Sheet Data - At Period End:
Balances:
Total assets	$ 673,616	$ 641,616	$ 676,332
Loans, net of unearned income	450,219	404,802	433,437
Allowance for loan losses	5,793	4,906	5,011
Loan pool participations	90,712	96,597	103,570
Total deposits	506,422	472,255	505,245
Total shareholders' equity	59,718	57,698	58,386

Per Share Data:
Book value	$16.11	$15.30	$15.77
Tangible book value	$12.13	$11.48	$11.77
Common shares outstanding	3,707,308	3,770,171	3,701,387

Financial Ratios:
Total shareholders' equity/total assets	8.87%	8.99%	8.63%
Total loans/total deposits	88.90%	85.72%	85.79%
Nonperforming loans/total loans	0.32%	0.53%	0.77%
Allowance for loan losses/total loans	1.29%	1.21%	1.16%
Allowance for loan losses/nonperforming loans	399.07%	226.62%	149.47%

Page 4 of 4